UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 31, 2018

Rennova Health, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-35141	68-0370244
(Commission File Number)	(I.R.S. Employer Identification No.)

400 S. Australian Avenue, Suite 800, West Palm Beach, Florida	33401
(Address of Principal Executive Offices)	(Zip Code)

(561) 855-1626
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01.	Entry into a Material Definitive Agreement.

On January 31, 2018, Rennova Health, Inc. (the “Company”) entered into an asset purchase agreement (the “Purchase Agreement”) to acquire certain assets related to an acute care hospital located in Jamestown, Tennessee. The hospital is known as Tennova Healthcare - Jamestown and its associated assets are being acquired from Community Health Systems, Inc. The transaction is expected to close in the second quarter of 2018, subject to customary regulatory approvals and closing conditions. The purchase price is equal to the Net Working Capital (as defined in the Purchase Agreement), plus $1.00.

Tennova Healthcare – Jamestown is a fully-operational 85-bed facility including a 24/7 emergency department, radiology department, surgical center, and a wound care and hyperbaric center. The purchase includes a 90,000 square foot hospital building on approximately eight acres. Tennova Healthcare – Jamestown is located 38 miles from the Company’s existing hospital in Oneida, Tennessee.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirely by reference to the Purchase Agreement which is attached hereto as Exhibit 10.162 and is incorporated by reference herein.

On January 31, 2018, the Company issued a press release announcing the signing of the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

10.162

Asset Purchase Agreement, dated as of January 31, 2018, by and among HMA Fentress County Hospital, LLC, Jamestown HMA Physician Management, LLC, Jamestown TN Medical Center, Inc., CHS/Community Health Systems, Inc. and Rennova Health, Inc.

99.1	Press Release dated January 31, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2018	RENNOVA HEALTH, INC.

	By:	/s/ Seamus Lagan
Seamus Lagan
Chief Executive Officer
(principal executive officer)

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